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                                                                  Exhibit 99

                           Summary of Remarks for
                           The Laclede Group, Inc.
                       Annual Meeting of Shareholders
                              January 29, 2004

         Barry Cooper, the Chief Financial Officer of The Laclede Group, gave a brief report on the company's finances. This report follows:

         Net income for the quarter was $16.6 million or $.87 per share compared with net income of $15.1 million or $.80 per share during the same period last year, an increase of 9 percent. Earnings for the quarter were derived primarily from Group's core subsidiary, Laclede Gas Company, and are reflective of the seasonal nature of that business. The utility's improvement was due in part to higher income from off-system sales and capacity release revenue, lower operating expenses, and the full quarter impact of the general rate case that became effective in November 2002.

         Although weather during the quarter was 19% warmer than during the same period last year, provisions implemented as part of our 2002 rate case settlement have served to minimize the impact of weather volatility on our customers, and stabilized the company's revenue and earnings flow.

         The utility's contribution to consolidated earnings was partially offset by a loss recorded by SM&P Utility Resources, a non-regulated underground facility locating and marking service subsidiary. The decrease for SM&P primarily reflects the impact of the partial loss of business from two customers, which was first reported the same quarter a year ago, partially offset by customer growth in these and other markets. Earnings for Laclede Energy Resources, our gas marketing affiliate, were slightly lower than the same period last year due to lower sales margins.

         Short-term borrowings outstanding at December 31 for Laclede Group were approximately $265.6 million. Our short-term borrowings are primarily used to pay for natural gas prior to the receipt of payment for such gas from our customers. Currently, we have lines of credit in place of up to $310 million, including a seasonal line of $25 million expiring February 13, 2004.

         Mr. Yaeger then gave his report:

         Mitigating the impact of weather fluctuations on Laclede Gas customers while improving the ability to recover its authorized distribution costs and return has been a fundamental component of The Laclede Group's corporate strategy since its inception over 3-1/2 years ago. The gas company's distribution costs are the essential, primarily fixed expenditures we must incur to operate and maintain a more than 15,000-mile natural gas distribution system and related storage facilities.


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         Our weather mitigation rate design addresses those fluctuations, so that our revenues now much better match our distribution costs - and it protects our customers from paying additional incremental costs during extremely cold weather. We believe that it represents an example of practical ratemaking philosophy that provides a win-win situation for both customers and the company.

         In fiscal 2003 when the rate design first went into effect, the weather was essentially normal; therefore, its impact was minimal. However, it has shown its value during the first quarter of this fiscal year -- as the downward pressure on revenues and earnings revenues has been significantly mitigated despite temperatures that were 18% warmer than normal.

         Laclede Gas was the first natural gas distribution company in Missouri to design and gain approval of such a program, and it is indicative of the type of commitment we are making to resolving issues on a mutually beneficial basis concerning the company, its shareholders and its customers.

         An issue that has been very much in the news over the last year is the level of natural gas prices. In essence, there are two cost components regarding the wholesale gas market: one being the general trend of the price itself, which has risen steadily and rather dramatically in recent years - and the other being the volatility of these prices around that trend line - neither of these is good for us or our customers. For well over a decade, natural gas has been an unregulated commodity, which is traded both physically and financially in a competitive national marketplace.

         Your company has been very active in its efforts to reduce the impact of price volatility on its customers. Laclede's risk management program aggressively but prudently utilizes a variety of financial instruments as a "hedge" against such price volatility throughout the year. During fiscal year 2003, the company's efforts in this regard significantly reduced the gas costs passed through to customers by about $31.5 million. It should be understood, however, that hedging programs are designed to reduce volatility in commodity markets only and should not - and cannot - be expected to always produce savings, by definition. There will be years when such hedging programs will come in above the market. This reality has been recognized by regulators, who agree with us that mitigating price volatility is a critical goal.

         For the long term, the only effective way to mitigate the current trend in natural gas prices, on a sustainable basis, is by increasing our nation's available supply. By now, many believed we would have a national energy policy in place. However, at the end of last year's congressional session, the energy bill ground to a virtual halt, and it remains unclear whether we will have a policy this year or not.


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         Even if the current policy goes into effect, we believe there is a fundamental policy disconnect yet to be adequately addressed. The increased use of natural gas in generating electricity is being advocated because of its environmental advantages as the cleanest burning fossil fuel. Yet many of the same people advocating such increased use of natural gas are also opposing access to new drilling in known domestic production areas, citing - again - environmental reasons. This unbalanced policy results in a serious lack of access to drill and develop new reserves, both on- and off-shore.

         We believe it is better to prudently increase our domestic natural gas reserves than to expect to expressly rely on the importation of liquid natural gas, as some have suggested, for future supplies. Laclede Gas and other LDCs are working in Washington, along with the American Gas Association, to bring about a comprehensive energy policy that includes greater access to new domestic production regions on-shore and off-shore. It's a challenge we, as a nation, simply must address.

         In addition, your company is working at the state level to continually improve our ability to provide reliable natural gas service at a reasonable cost, while maintaining and building a secure and dependable infrastructure.

         To help better enable legislators and regulators to understand our concerns and issues, Missouri's major public utilities - gas, electric and water - have created the Missouri Energy Development Association - or MEDA - of which Laclede Gas is a charter member, and I serve as one of its two officers.

         This association already has produced results, playing a key role in the passage of recent legislation enabling gas utilities to better recover the mandated costs of safety-related or public improvement projects on a more current basis. This is a new and beneficial step for the state's utility infrastructure.

         MEDA, in a little over a year, has become a respected, effective advocate for Missouri utilities and their customers and will continue working to educate policymakers on our issues.

         So far this morning, I have discussed only The Laclede Group's core utility component. But we also have been active on the unregulated side of our business. Since our last meeting, one of our key subsidiaries - Laclede Energy Resources, or LER - has grown to the point where we are now reporting it as a separate business segment along with Laclede Gas and SM&P.

         LER provides both on-system transportation customers and customers outside of Laclede's traditional service area with another choice in unregulated natural gas suppliers.


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         Essentially, LER operates in what is known as the mid-stream market
- providing expertise to customers in their dealings with suppliers and transporters. It has the experience and ability to provide a wide range of services on a reliable basis in a non-regulated market.

         LER had a very strong year in fiscal 2003, generating approximately $164 million in revenues compared to about $65 million in 2002.

         Fiscal 2003 clearly was exceptional for LER, and the success of this past year will be difficult to match this year. However, we continue to focus on growing LER's markets on a long-term and sustainable basis, and we are confident that this mid-stream activity will continue to be a key part of the growth component of our enterprise in future years.

         Our other major, non-regulated subsidiary, SM&P Utility Resources, remains one of the largest underground facilities locating and marking entities in the country.

         Last year at this meeting, I reported that two of its major customers had announced their intention to no longer use our services in an effort to address internal work force management issues. We reacted, right-sized the unit, and set about rebuilding the business. Throughout the year, SM&P implemented new processes to track costs and performance down to the individual locator in order to be more efficient and effective with existing customers and more competitive in its efforts to attain new customers.

         Since those events, I am pleased to report that we have made notable gains in adding business in several key markets during fiscal 2003. In fact, we have experienced or have contracted for increases in annual revenue in seven of the eight states in which we operate.

         Already this fiscal year, we have doubled the level of business with a major utility in Wisconsin, won back another Wisconsin customer and significantly increased our services with a major customer here in Missouri. Just this month, we expanded our geographic footprint into south Texas.

         With regard to the work we thought we had lost last year, a portion actually remained with SM&P and has continued to grow throughout 2003. We will continue to work diligently to retain and expand our business throughout our eight-state region.

         You, as shareholders, have placed your trust in us to manage your company. We remain committed to operating in the highest ethical and legal manner. In that regard, we have an independent board. Our audit, compensation and corporate governance committees are wholly independent. We have modified and have kept current our code

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of conduct and ethics, conflict of interest policy, and our policy regarding purchases and sales of securities and prevention of selective disclosure. We are complying with the requirements of Sarbanes-Oxley, the new rules and regulations of the Securities and Exchange Commission, as well as the new listing standards of the New York Stock Exchange.

         Finally, we recognize that in order for businesses to be successful in today's climate, we must identify and meet the day-to-day challenges that come our way. I believe that our management team is up to meeting - and exceeding - those challenges both now and in the future.

         We at the Laclede Group are committed - personally and professionally - to maintaining the integrity you have every right to expect of us. We continue to take your trust in us very seriously. This is what we do.

         At the meeting, the corporate secretary will announce that the company received proxies for over a majority of the issued and outstanding common shares representing the necessary votes in favor of:

         o The election of Dr. Henry Givens, Jr., Mary Ann Van Lokeren, and Douglas H. Yaeger as directors, each to serve a three-year term expiring in the year 2007, and

         o The ratification of the appointment of Deloitte & Touche as auditors for the Company to serve during the fiscal year 2004.

         Some of the comments made in the reports may have included forward-looking statements. Our actual results may differ materially from those projected in such statements. Additional information about factors that could cause actual results to differ materially from those projected is contained in the Company's Form 10-K and other documents filed with the Securities and Exchange Commission, which are readily available.